Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., PROVIDES THIRD QUARTER 2019 PRODUCTION AND ACQUISITION UPDATE

MIDLAND, Texas, October 7, 2019 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Partnership”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today provided an update on production and acquisitions for the third quarter of 2019.

HIGHLIGHTS

•	Q3 2019 production of 21,265 boe/d (64% oil), an increase of 9% quarter over quarter
•	Closed 25 acquisitions for an aggregate purchase price of approximately $193.6 million in Q3 2019, increasing Viper’s mineral interests by 1,272 net royalty acres to a total of 17,142 net royalty acres
•	On October 1, 2019, closed previously announced drop down transaction (“Drop Down”) from subsidiaries of Diamondback for $740.2 million, including $190.2 million in cash, after giving effect to closing adjustments for net title benefits; further increases Viper’s mineral interests by 5,490 net royalty acres versus previously announced expectations of 5,090 net royalty acres
•	As previously announced, entered into definitive purchase and sale agreement to acquire 1,358 net royalty acres from Santa Elena Minerals, LP (“Santa Elena”) in an all-equity transaction valued at $150 million; expected to close in the fourth quarter of 2019
•	Pro forma asset base as of October 4, 2019 of 23,990 net royalty acres, after giving effect to the recent acquisitions and the pending acquisition of assets from Santa Elena, approximately 12,356, or 52%, of which are operated by Diamondback; up 72% and 136% year over year, respectively
•	Pro forma Q3 2019 production of 27,890 boe/d (65% oil), assuming all closed and committed acquisitions were owned for the entire quarter
•	As of September 30, 2019, there were approximately 387 gross horizontal wells currently in the process of active development on Viper’s pro forma asset base, in which Viper expects to own an average 2.1% net royalty interest (8.3 net 100% royalty interest wells)

“During the third quarter, Viper achieved strong quarter over quarter production growth due to continued organic growth across our asset base, accretive acquisitions closed in the quarter and concentrated development in Spanish Trail. The acquisitions closed during the third quarter, along with the previously announced Drop Down and the pending acquisition of assets from Santa Elena, highlight Viper’s unique ability to leverage our scale to aggressively consolidate the fragmented private minerals market in the Permian Basin. To date in 2019, our acquisition machine has now acquired over 9,000 net royalty acres for approximately $1.2 billion across more than 100 transactions, and importantly, we have more than doubled our exposure to Diamondback-operated properties,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “In regard to Viper’s organic asset base, production increased 7% quarter over quarter, driven primarily by ten wells turned to production in Spanish Trail in which Viper owned an average net royalty interest of 22%. Looking ahead, following the closing of the Drop Down and Santa Elena acquisitions, Diamondback will continue to drive growth on Viper’s properties as a significant portion of Diamondback’s expected 2020 completions will be wells on Viper’s acreage.”

OPERATIONS AND ACQUISITION DETAILS

During the third quarter of 2019, Viper acquired 1,272 net royalty acres for an aggregate purchase price of approximately $193.6 million. Additionally, the Drop Down, which closed on October 1, 2019, and the acquisition from Santa Elena, which is expected to close later during the fourth quarter, will further increase Viper’s mineral footprint by 6,848 net royalty acres. Viper intends to finance the cash portion of the recent acquisitions with cash on hand and borrowings under its revolving credit facility.

Two notable acquisitions which closed during the third quarter include a $100 million deal for 682 net royalty acres across the Midland Basin (the “Midland Basin Acquisition”) as well as a $68 million deal for 363 net royalty acres concentrated in Southeast Lea County (the “Delaware Basin Acquisition”). The Midland Basin Acquisition provides broad exposure to the most active operators in the Midland Basin with an average net royalty interest of approximately 0.9%, and the Delaware Basin Acquisition provides concentrated exposure to primarily Concho and Matador operated acreage in the heart of the Northern Delaware Basin. The acquisitions contributed a combined 1,167 boe/d (78% oil) to September volumes and provide clear visibility to future development and production growth to be driven by a sizable DUC inventory.

Pro forma for all closed and committed acquisitions, Viper’s acreage position now represents 23,990 net royalty acres, approximately 52% of which is operated by Diamondback. Q3 2019 production, assuming Viper owned all closed and committed acquisitions for the entire quarter, would have totaled 27,890 boe/d (65% oil). There continues to be active development across the pro forma acreage position as represented by 387 gross horizontal wells currently in the process of active development, in which Viper expects to own an average 2.1% net royalty interest (8.3 net 100% royalty interest wells).

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin and the Eagle Ford Shale. For more information, please visit www.viperenergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the recent and pending acquisitions and Diamondback’s plans for the acreage discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.